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                              TAX MATTERS AGREEMENT


         THIS TAX MATTERS AGREEMENT (the "Agreement"), dated as of May 14, 2004 (the "IPO Date"), is entered into between RESOURCE AMERICA, INC., a Delaware corporation ("RAI"), and ATLAS AMERICA, INC., a Delaware corporation ("Atlas America").

                                    RECITALS

         A. RAI is the common parent corporation of an affiliated group of corporations which, together with any other corporations which may become members of such affiliated group, is referred to as the "RAI Consolidated Group."

         B. Atlas America, if it were not included in the RAI Consolidated Group on the date hereof, would be the common parent corporation of an affiliated group of corporations within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), which, together with any other corporations which may become members of such affiliated group, is referred to as the "Atlas America Consolidated Group."



         C. RAI and Atlas America desire to set forth in the Agreement their agreement as to certain matters relating to the inclusion of the Atlas America Consolidated Group in the RAI Consolidated Group, including the allocation of tax liabilities for years in which the Atlas America Consolidated Group is so included, and certain other matters relating to taxes.

         Intending to be legally bound, the parties agree as follows:

         1. Filing of Consolidated Returns and Payment of Consolidated Tax Liability.

            For all taxable years in which RAI files consolidated federal income tax returns (any such return of the RAI Consolidated Group for any taxable year, a "RAI Consolidated Return") and is entitled to include the Atlas America Consolidated Group in such returns under Sections 1501-1504, or successor provisions, of the Code, RAI shall include the Atlas America Consolidated Group in the consolidated federal income tax returns it files as the common parent corporation of the RAI Consolidated Group. RAI, Atlas America, and the other members of the RAI Consolidated Group shall file any and all consents, elections or other documents and take any other actions necessary or appropriate to effect the filing of such federal income tax returns. For all taxable years in which the Atlas America Consolidated Group is included in the RAI Consolidated Group, RAI shall pay the entire federal income tax liability of the RAI Consolidated Group and shall indemnify and hold harmless Atlas America against any such liability; provided, however, that Atlas America shall make payments to RAI or receive payments from RAI as provided in the Agreement in settlement of the Atlas America Consolidated Group's share of the entire federal income tax liability of the RAI Consolidated Group for any taxable year (which term shall throughout the Agreement include any short taxable year) beginning on or after the IPO Date during which the Atlas America Consolidated Group is included in the RAI Consolidated Group (any such taxable year, an "Agreement Year" and any taxable year ending on or before the IPO Date, a "pre-Agreement Year"). For purposes of this Agreement, the Atlas America Consolidated Group shall be deemed to have a taxable year beginning on October 1, 2003 and ending on the IPO Date (which year shall be treated as a pre-Agreement Year), and the Atlas America Consolidated Group shall be deemed to have a taxable year beginning on the day after the IPO Date and ending on September 30, 2004 (or, if earlier, the date on which the Atlas America Consolidated Group's actual taxable year beginning October 1, 2003 ends) which year shall be treated as an Agreement Year.


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         2. Pro Forma Atlas America Return.

            For each Agreement Year, RAI shall prepare a pro forma consolidated federal income tax return for the Atlas America Consolidated Group (a "Pro Forma Atlas America Return"). Except as otherwise provided herein, the Pro Forma Atlas America Return for each Agreement Year shall be prepared as if Atlas America filed a consolidated return on behalf of the Atlas America Consolidated Group for such taxable year; provided, however, that the Pro Forma Atlas America Return shall not include any deduction or other tax benefit attributable to the exercise of an option to purchase RAI stock by an employee of Atlas America (or its affiliates). The Pro Forma Atlas America Return shall reflect any carryovers of net operating losses, net capital losses, excess tax credits, or other tax attributes from prior Agreement Years' Pro Forma Atlas America Returns which could have been utilized by the Atlas America Consolidated Group (excluding those attributes carried back pursuant to Section 5 herein) if the Atlas America Consolidated Group had never been included in the RAI Consolidated Group and all Pro Forma Atlas America Returns had been actual returns, but otherwise shall not reflect any tax benefits that arise from any adjustment to a pre-Agreement Year or carryovers of any other tax attributes from a pre-Agreement Year, regardless of whether such attributes were utilized (on audit or otherwise) on a tax return of RAI in a pre-Agreement Year. The Pro Forma Atlas America Return shall be prepared in a manner that reflects all elections, positions, and methods used in the RAI Consolidated Return that must be applied on a consolidated basis and otherwise shall be prepared in a manner consistent with the RAI Consolidated Return. The provisions of the Code that require consolidated computations, such as Sections 861, 1201-1212, and 1231, shall be applied separately to the Atlas America Consolidated Group. Section 1.1502-13 of the Income Tax Regulations shall be applied as if the Atlas America Consolidated Group and the RAI Consolidated Group (excluding the members of the Atlas America Group) were separate affiliated groups, except that the Pro Forma Atlas America Return shall also include any gains or losses of the members of the Atlas America Consolidated Group on transactions within the Atlas America Consolidated Group (including in years prior to the first Agreement Year) which must be taken into account pursuant to Section 1.1502-13 of the Income Tax Regulations and reflected on the RAI Consolidated Return if the Atlas America Consolidated Group ceases to be included in the RAI Consolidated Group. For purposes of the Agreement, all determinations made as if the Atlas America Consolidated Group had never been included in the RAI Consolidated Group and as if all Pro Forma Atlas America Returns were actual returns shall reflect any actual short taxable years resulting from the Atlas America Consolidated Group joining or leaving the RAI Consolidated Group.

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         3. Pro Forma Atlas America Return Payments.

            For each Agreement Year, Atlas America shall make periodic payments ("Periodic Payments") to RAI in such amounts as determined by RAI based upon the estimated tax payments that would be due from the Atlas America Consolidated Group if it were not included in the RAI Consolidated Group no later than the dates on which payments of estimated tax would be due from the Atlas America Consolidated Group if it were not included in the RAI Consolidated Group. The balance of the tax due for an Agreement Year shall be paid to RAI no later than December 15 following the close of the year (the "Balance Payment"). Atlas America shall pay to RAI no later than the date on which a RAI Consolidated Return for any Agreement Year is filed an amount equal to the sum of (i) the federal income tax liability shown on the corresponding Pro Forma Atlas America Return prepared for the Agreement Year and (ii) the additions to tax, if any, under Section 6655 of the Code that would have been imposed on Atlas America (treating the amount due to RAI under (i) above as its federal income tax liability and treating any periodic payments to RAI pursuant to the first sentence of this Section 3 as estimated payments under Section 6655 of the Code) and which result from the inaccuracy of any information provided by Atlas America to RAI pursuant to Section 5 hereof or from the failure of Atlas America to provide any requested information, reduced by (iii) the sum of the amount of the Periodic Payments and the Balance Payment (collectively, the "Total Periodic Payments"), plus (iv) any interest and additions to tax (other than under
Section 6655 of the Code) that would be due under the Code if the Total Periodic Payments were actual payments of tax. If Atlas America's Total Periodic Payments to RAI for any Agreement Year exceed the amount of its liability under the preceding sentence, RAI shall refund such excess to Atlas America within 30 days after filing the RAI Consolidated Return. For purposes of the Agreement, the term "federal income tax liability" includes the tax imposed by Sections 11, 55 and 59A of the Code, or any successor provisions to such Sections. RAI shall notify Atlas America of any amounts due from Atlas America to RAI pursuant to this Section 3 no later than 5 business days prior to the date such payments are due and such payments shall not be considered due until the later of the due date described above or the fifth day from the notice from RAI.

         4. Payments for Taxable Years in the Event of Deconsolidation.

            (a) Payments by Atlas America to RAI. If for any taxable year after the Atlas America Consolidated Group ceases to be included in the RAI Consolidated Group (a "Post-Consolidation Year"), (i) the federal income tax liability of the Atlas America Consolidated Group is less than (ii) the federal income tax liability that would have been imposed with respect to the same period if the Atlas America Consolidated Group had not been included in the RAI Consolidated Group for any Agreement Year, all Pro Forma Atlas America Returns had been actual returns for such years, and no carryovers of Atlas America attributes from pre-Agreement years were permitted, then Atlas America shall pay to RAI the excess of (ii) over (i) within 10 days of the filing of the Atlas America Post-Consolidation Year return.

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            (b) Payments by RAI to Atlas America. If for any Post-Consolidation
         Year (i) the federal income tax liability of the Atlas America Consolidated Group is greater than (ii) the federal income tax liability that would have been imposed with respect to the same period if the Atlas America Consolidated Group had not been included in the RAI Consolidated Group for any Agreement Year, all Pro Forma Atlas America Returns had been actual returns for such years, and no carryovers of Atlas America attributes from pre-Agreement Years were permitted, then RAI shall pay to Atlas America the excess of (i) over
         (ii) within 10 days of notification by Atlas America to RAI of the filing of the Atlas America Post-Consolidation Year return.

            (c) Documentation. Prior to the payment of any amounts due pursuant to this Section 4, the parties shall exchange such information and documentation as is reasonably satisfactory to each of them in order to substantiate the amounts due pursuant to this Section 4. Any disputes as to such amounts and documentation which cannot be resolved prior to the date a payment is due shall be referred to an independent accounting firm whose fees shall paid one half by Atlas America and one half by RAI.

            (d) No Post-Consolidation Year Carrybacks. If an Atlas America federal income tax return with respect to a Post- Consolidation Year reflects a net operating loss, net capital loss, excess tax credits, or any other tax attribute, such attribute may not be carried back to a RAI tax return.

         5. Carrybacks.

            If a Pro Forma Atlas America Return reflects a net operating loss, net capital loss, excess tax credit or other tax attribute (a "Pro Forma Atlas America Attribute"), which is actually utilized in a RAI Consolidated Return (including any amendments thereto), then, within 30 days after the later of (i) the due date for the RAI Consolidated Return (taking into account any extensions thereof) or (ii) the date such Pro Forma Atlas America Attribute is actually realized in cash (whether directly or by offset), RAI shall pay to Atlas America an amount equal to the lesser of (x) the refund which the Atlas America Consolidated Group would have received as a result of the carryback of such Pro Forma Atlas America Attribute to a Pro Forma Atlas America Return for any prior Agreement Year or Years (determined as if the first Agreement Year were the earliest taxable year to which such attributes could be carried back) or (y) the tax savings or tax benefit realized by RAI with respect to the use of such Pro Forma Atlas America Attribute in a RAI Consolidated Return. All calculations of deemed refunds pursuant to this Section 5 shall include interest computed as if Atlas America had filed a claim for refund or an application for a tentative carryback adjustment pursuant to Section 6411(a) of the Code on the date on which the RAI Consolidated Return is filed.

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         6. Preparation of Tax Package and Other Financial Reporting
Information.

            Atlas America shall provide to RAI in a format determined by RAI all information requested by RAI as necessary to prepare the RAI Consolidated Return and the Pro Forma Atlas America Return (the "RAI Tax Package"). The RAI Tax Package with respect to any taxable year shall be provided to RAI on a basis consistent with current practices of the RAI Consolidated Group no later than sixty days after the close of such taxable year. Atlas America shall also provide to RAI information required to determine the Total Periodic Payments current federal taxable income current and deferred tax liabilities tax reserve items and any additional current or prior information required by RAI on a timely basis consistent with current practices of the RAI Consolidated Group.

         7. Returns. Audits. Refunds. Amended Returns. Litigation. Adjustments and Rulings.

            (a) Returns. RAI shall have exclusive and sole responsibility for the preparation and filing of the RAI Consolidated Returns (including requests for extensions thereof) and any other returns, amended returns and other documents or statements required to be filed with the Internal Revenue Service (the "IRS") in connection with the determination of the federal income tax liability of the RAI Consolidated Group.

            (b) Audits; Refund Claims. RAI will have exclusive and sole responsibility and control with respect to the conduct of IRS examinations of the returns filed by the RAI Consolidated Group and any refund claims with respect thereto. Atlas America shall assist and cooperate with RAI during the course of any such proceeding. RAI shall give Atlas America notice of and consult with Atlas America with respect to any issues relating to items of income, gain, loss, deduction or credit of any member of the Atlas America Consolidated Group (any such items, "Atlas America Consolidated Return Items"). RAI shall not settle or otherwise compromise any Atlas America Consolidated Return Item that would result in additional liability for Atlas America under the Agreement without the written consent of Atlas America; which consent shall not be unreasonably withheld. If Atlas America does not respond to RAI's request for consent within 30 days, Atlas America shall be deemed to have consented. Notwithstanding the foregoing, RAI shall have the right in its sole discretion to pay any disputed taxes and sue for a refund in the forum of its choice. In the case of any audit or litigation with respect to an Atlas America return for a Post-Consolidation Year, Atlas America shall not settle or otherwise compromise any matter relating to the treatment of any item arising in an Agreement Year or a pre-Agreement Year in a manner which would affect the liability of RAI to Atlas America or Atlas America to RAI pursuant to Section 4 without the consent of RAI, which consent shall not be unreasonably withheld.

            (c) Litigation. If the federal income tax liability of the RAI Consolidated Group becomes the subject of litigation in any court, the conduct of the litigation shall be controlled exclusively by RAI. Atlas America shall assist and cooperate with RAI during the course of litigation, and RAI shall consult with Atlas America regarding any issues relating to Atlas America Consolidated Return Items.

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            (d) Expenses. Atlas America shall reimburse RAI for all reasonable out-of-pocket expenses (including, without limitation, legal, consulting and accounting fees) in the course of proceedings (i) described in paragraphs (b) and (c) of this Section to the extent such expenses are reasonably attributable to Atlas America Consolidated Return Items for any Agreement Year or (ii) relating to any assertion of liability attributable in whole or in part to actions or events covered by Section 11.

            (e) Recalculation of Payments to Reflect Adjustments. To the extent that any audit, litigation or claim for refund with respect to a RAI Consolidated Return or a Atlas America return for a Post-Consolidation Year results in an additional payment of tax (including a payment of tax made preliminary to commencing a refund claim or litigation) or a refund of tax (any such additional payment or refund, an "Adjustment") relating to the treatment of a Atlas America Consolidated Return Item for an Agreement Year, a corresponding adjustment shall be made to the corresponding Pro Forma Atlas America Return.

            All calculations of payments made pursuant to Sections 3, 4, and 5 of the Agreement shall be recomputed to reflect the effect of any Adjustments on the relevant Pro Forma Atlas America Return or on the liability of the Atlas America Consolidated Group for a Post-Consolidation Year. Within 5 days after any such Adjustment, Atlas America or RAI, as appropriate, shall make additional payments or refund payments to the other party reflecting such Adjustment, plus interest pursuant to Section 8 of the Agreement calculated as if payments by and to Atlas America pursuant to Sections 3, 4, and 5 of the Agreement and this Section 7 were payments and refunds of federal income taxes. Atlas America shall further pay to RAI the amount of any penalties or additions to tax incurred by the RAI Consolidated Group as a result of an adjustment to any Atlas America Consolidated Return Item for an Agreement Year.

            (f) Rulings. Atlas America shall assist and cooperate with RAI and take all actions requested by RAI in connection with any ruling requests submitted by RAI to the IRS, including rulings unrelated to the Distributions (defined in Section 10(a) below).

            (g) Applicability with Respect to All Consolidated Returns. The provisions of Section 7(a), (b) and (c) above shall apply to RAI Consolidated Returns and Atlas America Consolidated Return Items for all taxable years in which the Atlas America Consolidated Group (or any member thereof) is includable in the RAI Consolidated Group.

            (h) Document Retention, Access to Records & Use of Personnel. Until the expiration of the relevant statute of limitations (including extensions), Atlas America shall (i) retain records, documents, accounting data, computer data and other information (collectively, the "Records") necessary for the preparation, filing, review, audit or defense of all tax returns relevant to an obligation, right or liability of either party under the Agreement; and (ii) give RAI reasonable access to such Records and to its personnel (insuring their cooperation) and premises to the extent relevant to an obligation, right or liability of either party under the Agreement. Prior to disposing of any such Records, Atlas America shall notify RAI in writing of such intention and afford RAI the opportunity to take possession or make copies of such Records at its discretion.

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         8. Interest.

            Interest required to be paid by or to Atlas America pursuant to the Agreement shall, unless otherwise specified, be computed at the rate and in the manner provided in the Code for interest on underpayments and overpayments, respectively, of federal income tax for the relevant period. Any payments required pursuant to the Agreement which are not made within the time period specified in the Agreement shall bear interest at a rate equal to two hundred basis points above the prime rate as reported by the Wall Street Journal.

         9. Foreign, State and Local Income Taxes.

            In the case of foreign, state or local taxes based on or measured by the net income of the RAI Consolidated Group, or any combination of members thereof (other than solely with respect to members which are members of the Atlas America Consolidated Group or which are members of the RAI Consolidated Group but not the Atlas America Consolidated Group) on a combined, consolidated or unitary basis, the provisions of the Agreement shall apply with equal force to such foreign, state or local tax for each Agreement Year whether or not the Atlas America Consolidated Group is included in the RAI Consolidated Group for federal income tax purposes; provided however, that interest pursuant to the first sentence of Section 8 of the Agreement shall be computed at the rate and in the manner provided under such foreign, state or local law for interest on underpayments and overpayments of such tax for the relevant period and references to provisions of the Code throughout the Agreement shall be deemed to be references to analogous provisions of state, local, and foreign law.

            For any Agreement Year or pre-Agreement Year, RAI shall have the sole and exclusive control of (a) the determination of whether a combined, consolidated or unitary tax return should be filed for any foreign, state or local tax purpose and (b) all foreign, state or local income tax audits and litigation with respect to any member of the Atlas America Consolidated Group. Atlas America shall reimburse RAI for all reasonable out-of-pocket expenses (including, without limitation, legal, consulting and accounting fees) in the course of proceedings described in the preceding sentence to the extent such expenses are reasonably attributable to Atlas America or any member of the Atlas America Consolidated Group.

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            Atlas America shall provide to RAI separate legal entity reporting information with respect to any member of the Atlas America Consolidated Group as requested by RAI on a timely basis. RAI will provide notice of and consult with Atlas America with respect to any issue relating to such audits and litigation and Atlas America will provide to RAI any information necessary to conduct such audits and litigation. RAI shall not settle or otherwise compromise any audits or litigation that would result in additional liability for Atlas America under this Section 9 without the written consent of Atlas America, which consent shall not be unreasonably withheld. If Atlas America does not respond to RAI's request for consent within 30 days, Atlas America shall be deemed to have consented. Notwithstanding the foregoing, RAI shall have the right in its sole discretion to have Atlas America pay any disputed taxes and sue for a refund in the forum of RAI's choice.

            Atlas America shall be responsible for filing tax returns relating to payroll, sales and use, property, withholding and similar taxes and shall be responsible for the payment of such taxes.

            For all taxable years prior to and including the taxable years that Atlas America is a member of the RAI Consolidated Group, Atlas America shall have the sole and exclusive responsibility for all taxes based on or measured by the net income which are determined solely by the income of the Atlas America Consolidated Group (or any combination of the members thereof including the predecessors of such members) on a combined, consolidated, unitary or separate company basis. RAI, in consultation with the Chief Financial Officer of Atlas America, shall have sole and exclusive responsibility for the preparation of returns relating to such taxes and the control of audits, controversies and proceedings with respect thereto.

         10. Taxes Attributable to the Distributions.

            (a) Actions Inconsistent with the Rulings. Atlas America shall not take or fail to take, and shall not permit any other member of the Atlas America Consolidated Group or any other corporation or other entity that is directly or indirectly more than 50 percent (by vote or value) owned by any member of the Atlas America Consolidated Group (any such entity, an "Atlas America Affiliate" and together with the Atlas America Consolidated Group, the "Atlas America Entities") to take or fail to take, any action if such act or failure to act would be inconsistent with any ruling, including for all purposes of the Agreement any supplemental rulings, (collectively, the "Rulings") issued by the IRS in connection with the distribution of the stock of Atlas America (or any successor thereto) to any or all of RAI's stockholders pursuant to transactions intended to qualify under Section 355 of the Code (any such transaction, a "Distribution" and collectively, the "Distributions") or any representation, covenant or information included in any submission to the IRS in connection with the Rulings (together with the Rulings, the "Rulings and Submissions").

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            (b) Liability. Notwithstanding anything to the contrary in the
         Agreement, Atlas America and the Atlas America Entities shall be jointly and severally liable for, and shall indemnify, hold harmless and defend RAI and each member of the RAI Consolidated Group (other than members of the Atlas America Consolidated Group) from and against, on an after-tax basis, any and all taxes (including interest, penalties and additions to tax) resulting from the Distributions to the extent such taxes result from (i) any event or transaction after the Distributions that involves the stock, assets, or business of the Atlas America Entities, whether or not such event or transaction is the result of direct actions of, or within the control of, the Atlas America Entities, (ii) any act or failure to act on the part of any of the Atlas America Entities after the Distributions, (iii) the breach of any representation, covenant or information regarding the Atlas America Entities included in the Rulings and Submissions, or (iv) any actions contemplated by Section 10(c) below, regardless of whether such actions are permitted pursuant to Section 10(d) below.

            (c) Covenants. Atlas America agrees that until the completion of the Distributions and during the two years following the Distributions, Atlas America will not, and will not permit any of the Atlas America Entities (other than Atlas Pipeline Partners, L.P., to which these covenants shall not apply) to:

                (i) sell, exchange, distribute or otherwise transfer all or a substantial portion of its assets or any stock or equity interest in any of the Atlas America Entities;

                (ii) enter into any merger or liquidation transaction;

                (iii) discontinue or otherwise fail to maintain the active trade or business relied upon in connection with the Rulings and Submissions;

                (iv) purchase any of its outstanding stock other than through stock purchases meeting the requirements of section 4.05(l)(b) of Rev. Proc. 96-30;

                (v) issue any stock or equity interests (except pursuant to the exercise of employee stock options);

                (vi) enter into any agreement for the sale or other disposition of its stock or equity interests;

                (vii) take any action inconsistent with the information, representations or covenants included in the Rulings and Submissions or that would result in the Distributions being taxable in whole or in part to the RAI Consolidated Group or RAI's stockholders.

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            (d) Exceptions to Covenants. Notwithstanding Section 10(c) above, the Atlas America Entities may take actions inconsistent with the covenants contained in such Section 10(c) if RAI consents in writing to such actions, such consent to be determined by RAI in its sole discretion taking into account solely the preservation of the tax-free status of the Distributions; provided, however, that if such consent is not given, Atlas America may request, which request may not be unreasonably denied, that RAI either:

                (i) seek to obtain a ruling from the IRS that the actions in question (the "Restricted Actions") will not result in the Distributions being taxable to the RAI Consolidated Group or RAI's shareholders (an "Additional Ruling"); provided, however, that RAI shall not be obligated to request such a ruling if it determines in good faith that such request might have an adverse effect on the RAI Consolidated Group or RAI's shareholders; or

                (ii) seek an unqualified opinion of counsel from counsel chosen by RAI that the Restricted Actions will not result in the Distributions being taxable to the RAI Consolidated Group or RAI's shareholders (an "Unqualified Opinion").

            If either an Additional Ruling or Unqualified Opinion is obtained in form and substance acceptable to RAI, the Atlas America Entities may engage in such Restricted Actions. Atlas America agrees that RAI is to have no liability for any tax resulting from any Restricted Actions permitted pursuant to this Section 10(d) and agrees to indemnify and hold harmless RAI against any such tax. Atlas America shall also bear all costs incurred by RAI in connection with considering whether to grant a request pursuant to this Section 10(d) or in requesting and/or obtaining any Additional Ruling or Unqualified Opinion.

            (e) Rulings and Additional Rulings. In its sole discretion and control, RAI shall have the right to obtain the Rulings and, if any, the Additional Rulings. Atlas America shall cooperate with RAI and take all actions requested by RAI in connection with obtaining the Rulings and Additional Rulings (including, without limitation, by making any representation or covenant or providing any materials or information requested by RAI or the IRS; provided that Atlas America shall not be required to make any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control).

         11. Deductions Attributable to Options.

            RAI shall determine whether RAI or Atlas America shall file tax returns claiming the deductions attributable to the exercise of options to purchase stock of RAI which are held by employees of Atlas America (or its affiliates) after the Distributions or by employees of both RAI (or its affiliates) and Atlas America (or its affiliates) after the Distributions. If it is determined that RAI shall claim all such tax deductions, RAI shall be entitled to any such tax deductions and the tax returns of RAI and Atlas America shall be prepared accordingly and RAI shall be responsible for the remittance of the employer's share of FICA and similar taxes. To the extent any such deductions are disallowed because a tax authority determines that Atlas America should have claimed such deductions, Atlas America shall take all actions necessary to claim such deductions and pay to RAI an amount equal to the tax benefit of such deductions. If it is determined that Atlas America shall claim all such tax deductions, Atlas America shall be entitled to any such tax deductions and the tax returns of RAI and Atlas America shall be prepared accordingly. Atlas America shall notify RAI of the amount of tax deductions it intends to claim with respect to the exercise of RAI options and shall pay RAI an amount equal to the actual benefit of the related deductions (less any FICA or similar taxes paid by Atlas America) not later than 3 days prior to the due date of the estimated tax payment immediately following when any member of the Atlas America Consolidated Group becomes entitled to any tax savings, refund, credit or other offset attributable to such deduction. To the extent any such deductions are disallowed because a tax authority determines that RAI should have claimed such deductions, RAI shall pay to Atlas America an amount equal to the actual benefit received by RAI as a result of the disallowance to the extent Atlas America has paid RAI pursuant to the preceding sentence. For purposes of the preceding sentence, such benefit shall be considered equal to the excess of the amount of tax that would have been payable to a tax authority (or of the refund that would have been receivable) by RAI.

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         12. Confidentiality.

            Each of RAI and Atlas America agrees that any information furnished pursuant to the Agreement is confidential and, except as and to the extent required by law or otherwise during the course of an audit or litigation or other administrative or legal proceeding, shall not be disclosed to other persons. In addition, each of RAI and Atlas America shall cause its employees, agents and advisors to comply with the terms of this Section 12.

         13. Successors and Access to Information.

            The Agreement shall be binding upon and inure to the benefit of any successor to any of the parties, by merger, acquisition of assets or otherwise, to the same extent as if the successor had been an original party to the Agreement. If for any taxable year the Atlas America Consolidated Group is no longer included in the RAI Consolidated Group, RAI and Atlas America agree to provide to the other party any information reasonably required to complete tax returns for taxable periods beginning after the Atlas America Consolidated Group is no longer included in a RAI Consolidated Return, and each of RAI and Atlas America will cooperate with respect to any audits or litigation relating to any RAI Consolidated Return.

         14. Governing Law.

            The Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania excluding (to the greatest extent permissible by law) any rule of law that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

         15. Headings.

            The headings in the Agreement are for convenience only and shall not be deemed for any purpose to constitute a part or to affect the interpretation of the Agreement.

         16. Counterparts.

            The Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, and it shall not be necessary in making proof of the Agreement to produce or account for more than one counterpart.

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

         17. Severability.

            If any provision of the Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent practicable. In any event, all other provisions of the Agreement shall be deemed valid, binding, and enforceable to their full extent

         18. Termination.

            The Agreement shall remain in force and be binding so long as the applicable period of assessments (including extensions) remains unexpired for any taxes contemplated by the Agreement; provided, however, that neither RAI nor Atlas America shall have any liability to the other party with respect to tax liabilities for taxable years in which the Atlas America Consolidated Group is not included in the RAI Consolidated Returns except as provided in Sections 4, 10, and 11 of this Agreement.

         19. Successor Provisions.

            Any reference herein to any provisions of the Code or Treasury Regulations shall be deemed to include any amendments or successor provisions thereto as appropriate.

         20. Compliance by Subsidiaries.

            RAI and Atlas America each agree to cause all members of the RAI Consolidated Group and Atlas America Consolidated Group (including predecessors and successors to such members) to comply with the terms of the Agreement.







                         [SIGNATURES ON FOLLOWING PAGE]


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


         IN WITNESS WHEREOF, the parties hereto have caused this Tax Matters Agreement to be duly executed and delivered as of the date and year first written above.


                                                 RESOURCE AMERICA, INC.


                                                 By________________________
                                                 Name:
                                                 Its:


                                                 ATLAS AMERICA, INC.


                                                 By: _______________________
                                                 Name:
                                                 Its:




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